UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)      January 13, 2006
Wilsons The Leather Experts Inc.
(Exact name of registrant as specified in its charter)

Minnesota	0-21543	41-1839933
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

7401 Boone Ave. N.
Brooklyn Park, Minnesota	55428
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code      (763) 391-4000
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On January 13, 2006, River Hills Wilsons, Inc. entered into an Agreement (the “Agreement”) with Peter G. Michielutti, under which Mr. Michielutti confirmed his resignation as Executive Vice President, Chief Financial Officer and Chief Operating Officer of Wilsons The Leather Experts Inc. and its affiliates (the “Company”) effective January 9, 2006 (the “Separation Date”). A copy of the Agreement is attached as Exhibit 10.1 to this report and is incorporated herein by reference.
     Under the terms of the Agreement, if Mr. Michielutti complies with the Agreement, including releasing all claims he may have against the Company other than claims for indemnification, maintaining confidential information regarding the Company, refraining from competing with the Company for one year after the Separation Date, refraining from hiring, or attempting to hire, current or certain former employees of the Company and refraining from interfering with the Company’s relationships with its vendors, independent contractors or customers, Mr. Michielutti will continue to receive his base salary for a period of up to 52 weeks after the Separation Date. However, if Mr. Michielutti receives earnings from other full-time employment (including self-employment) at any time before January 9, 2007, the Company will deduct from the salary continuation payments all amounts earned by Mr. Michielutti as a result of such employment. In addition, the Company will pay the employer portion of the group health, dental and vision insurance premiums for up to twelve months if Mr. Michielutti elects to continue coverage.

Item 9.01. Financial Statements and Exhibits
(c) Exhibits
10.1	Agreement dated January 13, 2006 by and between Peter G. Michielutti and River Hills Wilsons, Inc.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WILSONS THE LEATHER EXPERTS INC.

Date: January 19, 2006	By	/s/ Stacy A. Kruse

Stacy A. Kruse Chief Financial Officer and Treasurer

Index to Exhibits

Exhibit
No.	Description	Method of Filing
10.1	Agreement dated January 13, 2006 by and between Peter G. Michielutti and River Hills Wilsons, Inc.	Electronic Transmission